Exhibit 10.6
CHANGE OF CONTROL AGREEMENT
     THIS CHANGE IN CONTROL AGREEMENT (“Agreement”) is made as the 6th day of June, 2007, (“Date of Agreement”) between Dobson Communications Corporation, an Oklahoma corporation (the “Company”) and, together with any of its subsidiaries or successors in interest, including a successor in a Change in Control (as defined below), (“Employer”), and Trent W. LeForce (“Executive”).
     WHEREAS, Executive provides valuable services to the Company;
     WHEREAS, the Company recognizes that a Change in Control can create uncertainties for Executive resulting in the possibility of Executive leaving the employment of the Company or Executive’s distraction from management duties to the detriment of the Company;
     WHEREAS, the Company desires to induce Executive to remain employed at the Company and to eliminate distractions to Executive related to a Change in Control by offering Executive certain severance payments and benefits as described in this Agreement which the Employer shall provide to Executive; and
     WHEREAS, Executive desires to remain employed by the Company and to avoid distractions which a Change in Control may cause.
     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Company and Executive agree as follows:
     1. Severance Payment.
          (a) If, subject to the conditions set forth in Section 1(b) below, Executive’s employment with the Employer is terminated under the circumstances contemplated by Section 1(b), Employer shall pay Executive, a single lump sum severance payment equal to .5 times Executive’s Annual Compensation as in effect immediately prior to the Change of Control (the “ Severance Payment”). In addition, Executive shall be paid by Employer for Executive’s pro rata bas annual salary, accrued vacation pay, and any other amount of compensation due Executive through the last day of Executive’s employment with Employer (“Date of Termination”).
          (b) Executive shall only be entitled to the Severance Payment or other benefits under this Agreement if: (i) the Company has undergone a Change in Control prior to the third anniversary of the Date of Agreement; (ii) Executive is employed by the Company at the time of the Change in Control; (iii) Executive makes herself immediately available for continued employment by the Employer; and (iv) (A) the Employer elects not to continue Executive’s employment in connection with such Change in Control or (B) prior to the first anniversary of such Change in Control, Executive’s employment with the Employer is terminated by the Employer without Cause. For the avoidance of doubt, if Executive’s employment with the Employer terminates under any other circumstances, including by reason of death, disability, retirement, resignation, or termination by the Employer for Cause, Executive shall not be entitled to any Severance Payment or other benefits under this Agreement whatsoever.

          (c) The Employer shall pay the Severance Payment to Executive in cash or wire transfer of immediately available funds within 30 days of the Date of Termination under the circumstances contemplated by Section 1(b). If Executive dies after such termination but before the Severance Payment is paid in full, Employer shall pay the Severance Payment to Executive’s legal heirs or estate. The Severance Payment shall be subject to all required tax withholdings by the Employer.
          (d) Upon a termination under the provisions of Section 1(b), Executive shall also receive a prorated payment under any annual cash incentive bonus plan then in effect, subject to the terms and conditions set forth below. The Company’s current annual cash incentive bonus plan establishes both subjective and objective performance criteria (and for some Executives, individual and Company criteria) that must be satisfied for an employee to be eligible for a bonus. In determining whether Executive is entitled to a prorated payment of an annual bonus under this provision, the Company shall: (i) assume that any subjective or individual performance criteria applicable to the Executive have been 100% satisfied; and (ii) with respect to any objective Company performance criteria applicable to the Executive, compare the actual performance of the Company for the respective fiscal year through the end of the month prior to the Date of Termination, against the budget targets for those objective Company performance criteria levels for such period. The performance criteria will then be evaluated under the terms of the annual cash incentive bonus plan. To the extent such criteria are deemed to be satisfied in accordance with the foregoing, and a bonus would be payable to Executive, such bonus shall be prorated for the respective fiscal year through the Date of Termination. Such prorated bonus, if any, shall be due and payable within ten (10) days of the Date of Termination.
          (e) The Employer will maintain in full force and effect, for the continued benefit of Executive (and Executive’s spouse and/or Executive’s dependents, as applicable) for a period of six (6) months following the Date of Termination the medical, hospitalization, and dental programs, in which Executive (and Executive’s spouse and/or Executive’s dependents, as applicable) participated immediately prior to the Date of Termination at the level in effect and upon substantially the same terms and conditions (including without limitations contributions required by Executive for such benefits) as existed immediately prior to the Date of Termination; provided, if the Executive (or Executive’s spouse) is eligible for Medicare of a similar type of government medical benefit, such benefit shall be the primary provider before the Employer’s medical benefits are provided. If Executive (or Executive’s spouse and/or Executive’s dependents) cannot continue to participate in the Employer’s programs providing such benefits, the Employer shall arrange to provide Executive (and Executive’s spouse and/or Executive’s dependents, as applicable) with the economic equivalent of such benefits which they otherwise would have been entitled to receive under such plans and programs (“Continued Benefits”). However, if Executive becomes reemployed with another employer and is eligible to receive medical, hospitalization and dental benefits under another employer-provided plan, the medical, hospitalization and dental benefits described herein shall be secondary to those provided under such other plan during the applicable period.
          (f) The Employer shall reimburse Executive, pursuant to the Employer’s policy, for reasonable business expenses incurred, but not paid, prior to the Date of Termination.

          (g) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive following such termination to which Executive is otherwise entitled in accordance with the terms and provisions of any plans or programs of the Company in effect immediately prior to the Change in Control and/or of the Employer after the Change in Control.
     2. No Guarantee of Employment. Executive hereby acknowledges and agrees that nothing in this Agreement constitutes a guarantee or assurance of continued employed with the Company or the Employer and that Executive’s only rights under this Agreement are to payment of the Severance Payment, and other listed benefits in accordance with the terms of this Agreement.
     3. Certain Definitions. The following capitalized terms used in this Agreement have the meanings set forth below:
          (a) “Annual Compensation” means Executive’s annual base salary as in effect immediately prior to the Change in Control, plus the amounts paid to Executive as a cash bonus during the twelve month period immediately prior to the Change of Control.
          (b) “Cause” means termination of employment for one of the following reasons: (i) the conviction of the Executive by a federal or state court of competent jurisdiction of a felony which relates to the Executive’s employment at the Employer; (ii) an act or acts of dishonesty taken by the Executive and intended to result in substantial personal enrichment of the Executive at the expense of the Employer; or (iii) the Executive’s “willful” failure to follow a direct, reasonable and lawful written directive from Executive’s supervisor or the Board of Directors (the “Board”), within the reasonable scope of the Executive’s duties, which failure is not cured to the satisfaction of the Board within thirty (30) days. Further, for purposes of this Subsection (b):
     (1) No act or omission by the Executive shall be deemed “willful” unless done, or omitted by the Executive in bad faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Employer.
     (2) The Executive shall not be deemed to have been terminated for Cause unless and until the Employer delivers to the Executive a copy of the resolution duly adopted by the affirmative vote of not less than three-fourths (3/4ths) of the entire membership of the Board of Directors of the Employer, at a meeting of the Board of Directors called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board of Directors), finding that in the good faith opinion of the Board of Directors, the Executive was guilty of conduct set forth in clauses (i), (ii), or (iii) above and specifying the particulars thereof in detail and in writing.
          (c) Change in Control. A “Change in Control” shall be deemed to have occurred if any of the conditions set forth below shall have occurred:

     (1) Dobson CC Limited Partnership, an Oklahoma limited partnership, and its affiliates cease to beneficially own at least 35% of the total combined voting power of all classes of outstanding capital stock of the Company entitled to vote in the election of the directors of the Company; or
     (2) Any “person” or “group” within the meaning of Section 13 (d) or 14 (d)(2) of the Securities Exchange Act of 1934 becomes the ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of more than 35% of the total combined voting power of all classes of outstanding capital stock of the Company entitled to vote in the election of directors of the Company, on a fully diluted basis, and such beneficial ownership represents a greater percentage of such total combined voting power, on a fully diluted basis, than is held by Dobson CC Limited Partnership and its affiliates on such date; or
     (3) Individuals who on March 1, 2007 constituted the Board of Directors of the Company, together with any new directors whose election by the Board of Directors of the Company or whose nomination for election by the Company’s stockholders was approved by a majority of the members of the Board of Directors of the Company when in office who either were members of the Board of Directors of the Company on March 1, 2007 or whose election or nomination for election was previously approved, cease for any reason to constitute a majority of the members of the Company’s Board of Directors then in office; or
     (4) The sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, or all or substantially all of the combined assets of the Company and all of its subsidiaries, taken as a whole, to any person other than a wholly-owned subsidiary of the Company or Dobson CC Limited Partnership or any of its affiliates; or
     (5) The adoption of a plan of liquidation or dissolution of the Company.
Where a Change in Control results from a series of related transactions, the Change in Control shall be deemed to have occurred on the date of the consummation of the first such transaction.
          (d) “Subsidiary” means any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the Board of Directors or other governing body are, at the time of determination, owned by the Employer, directly or through one or more Subsidiaries.
     4. Mitigation. Executive will not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and there will be no offset against amounts due Executive under this Agreement on account of subsequent employment except as specifically provided herein.

     5. Withholding. All payments hereunder will be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.
     6. Section 280G Limitations. In the event that the compensation and other benefits provided for in this Agreement (or otherwise payable to Executive under any other agreement with Employer) (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for the application of this Section, would result in the Employer’s payment or payments to Executive of an “excess parachute payment” within the meaning of Code Section 280G, then at the Employer’s sole option Executive’s total compensation and benefits payable under this Agreement (and any other agreement between Executive and the Employer) may be reduced by the amount necessary to cause the value of all compensation and benefits payable to Executive to be $1.00 below the amount of payments that would cause any portion of such payments to be classified as an “excess parachute payment” within the meaning of Code Section 280G. Unless the Employer and Executive otherwise agree in writing, any determination required under this Section shall be made in writing by the Employer’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Employer for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Employer and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Employer shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.
     7. Section 409A Limitations. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, to the extent that section is applicable, and it shall be interpreted in a manner that complies with such section to the fullest extent possible. The Employer and Executive agree that the Employer at its sole option shall have the power to adjust the timing or other details relating to the payments described in this Agreement if the Employer determines that such adjustments are necessary in order to comply with or become exempt from the requirements of Section 409A. The Employer and Executive further acknowledge that if Executive is determined to be a “specified employee” as such term is defined in Section 409A upon Executive’s Date of Termination, that certain payments to Executive under this Agreement may be required to be postponed to comply with Section 409A. Thus, the Employer and Executive agree that, in such event, any payments that are so postponed will be paid to Executive on the first day of the calendar month following the end of the required postponement period.
     8. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

     9. Complete Agreement. Subject to any rights of Executive pursuant to applicable law, applicable benefit plans and stock award agreements, this Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.
     10. No Strict Construction. The language in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.
     11. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
     12. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns including without limitation the Employer, except that Executive may not assign Executive’s rights or delegate Executive’s duties or obligations hereunder without the prior written consent of the Company and/or Employer. The Company shall require Employer to expressly assume and agree to perform this Agreement.
     13. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Oklahoma, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Oklahoma or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Oklahoma.
     14. Arbitration; Legal Fees and Expenses. The parties agree that Executive’s employment and this Agreement relate to interstate commerce, and that any disputes, claims or controversies between Executive and the Employer which may arise out of or relate to the Executive or this Agreement shall be settled by arbitration. This agreement to arbitrate shall survive the termination of this Agreement. Any arbitration shall be in accordance with the Rules of the American Arbitration Association and undertaken pursuant to the Federal Arbitration Act. Arbitration will be held in Oklahoma City, Oklahoma unless the parties mutually agree on another location. The decision of the arbitrator(s) will be enforceable in any court of competent jurisdiction. The parties agree that punitive damages shall not be awarded by the arbitrator(s) unless such damages would have been awarded by a court of competent jurisdiction. If any contest or dispute arises between the Employer and Executive regarding any provision of this Agreement, the Employer shall reimburse Executive for all legal fees and expenses reasonably incurred by Executive in connection with such contest or dispute. Such reimbursement shall be made as soon as practicable following the final, non-appealable resolution of such contest or dispute to the extent the Employer receives reasonable written evidence of such fees and expenses.

     15. Amendment and Waiver. The provisions of this Agreement may be amended or waived with the prior written consent of the Employer and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.
     16. Expiration. This Agreement shall expire on the third anniversary of the Date of Agreement unless the Company and Executive agree in writing to extend it.
     IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the Date of Agreement.

DOBSON COMMUNICATIONS CORPORATION
/s/ Steven P. Dussek
By: Steven P. Dussek
Its: Chief Executive Officer and President

EXECUTIVE
/s/ Trent W. LeForce
By: Trent W. LeForce